UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2008

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On April 24, 2008, YRC Worldwide Inc. announced its results of operations and financial condition for the three months ended March 31, 2008. A copy of the press release announcing the results of operations and financial condition is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

In its press release dated April 24, 2008 (attached hereto as Exhibit 99.1), the Company stated that it expects its earnings per share for the three months ended June 20, 2008 to be between $.30 and $.40 per share. The Company expects its Regional Transportation segment to contribute to these earnings by having positive operating income in the second quarter of 2008, based on the expectations that for the second quarter of 2008 its USF Reddaway subsidiary will have positive operating income, its USF Holland subsidiary will have positive weekly operating income sometime during the quarter and its USF Glen Moore subsidiary will reduce its losses. The Company also expects that its National Transportation segment will have an operating ratio between 95 and 99 and that its Logistics segment will have an operating profit. The Company is also not expecting any significant actuarial adjustments for self insurance claims or significant restructuring charges for its Regional Transportation segment during the second quarter 2008. The Company is evaluating the final steps in transitioning to a common employee benefits platform across all of its United States business units. These changes will likely result in a combination of near-term gains and ongoing cost reductions.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect”, “expecting”, “will” and similar expressions are intended to identify forward-looking statements. The Company’s actual future results and earnings per share (including the actual future results, operating income, operating ratio or earnings of specific segments or business units of the Company) could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the Company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from acquisitions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

On April 18, 2008, the Company entered into Amendment No. 1 to its Credit Agreement dated as of August 17, 2007, among the Company and the lenders and agents party thereto (as amended, the “Credit Facility”) and renewed its asset-backed securitization (“ABS”) facility. The combined maximum borrowings under these two credit facilities are approximately $1.7 billion. At March 31, 2008, there was approximately $762 million of combined unused borrowing capacity under these facilities. Among other things, the Credit Facility requires the Company to maintain a certain Total Leverage Ratio (as defined in the Credit Facility). Given the Total Leverage Ratio requirement, the Company only had approximately $400 million of available borrowing capacity under these facilities as of March 31, 2008, despite the unused capacity reflected above for the Company to remain in compliance with the Total Leverage Ratio requirement. The Company does not expect to use a material portion of available borrowings under these facilities, and the Company expects its debt to remain near current levels during the second and third quarters of 2008. The Company expects to generate meaningful free cash flow in the fourth quarter of 2008 and further reduce debt by year end. In 2008, the Company expects its gross capital expenditures to be around $200 million and net capital expenditures to be around $200 million.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect”, “expecting”, “will” and similar expressions are intended to identify forward-looking statements. The Company’s expectations regarding its borrowing and debt levels, cash flow and capital expenditures are only the Company’s expectations regarding these matters. These expectations may be substantially different from actual results because of a number of factors, including (without limitation) the factors previously described above in this Item 7.01, the accuracy of the Company’s estimates regarding its spending requirements; the occurrence of any unanticipated acquisition opportunities; changes in the Company’s strategic direction; the need to spend additional capital on cost reduction opportunities; the need to replace any unanticipated losses in capital assets and the Company’s ability to dispose of excess real estate at its anticipated sales price.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release dated April 24, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: April 25, 2008	By:	/S/ SHEILA K. TAYLOR
Sheila K. Taylor
Vice President – Investor Relations

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated April 24, 2008

5